EXHIBIT 10.3

FIRST AMENDMENT TO
RESTRICTED STOCK UNIT AWARD AGREEMENT

DST SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN

(DST Output Performance Vesting; Restricted Stock Exchange)

THIS FIRST AMENDMENT to the Restricted Stock Unit Award Agreement (“RSU Agreement”) originally dated as of February 23, 2010, is made and entered as of the “Amendment Date” (see Paragraph 1) by and between DST SYSTEMS, INC. (the “Company”) and recipient (“Employee”).

WHEREAS, unless otherwise defined herein, all undefined capitalized terms have the meanings as set forth in the RSU Agreement and the DST Systems, Inc. 2005 Equity Incentive Plan, as amended and interpreted from time to time (the “Plan”);

WHEREAS, pursuant to the RSU Agreement and as of the Grant Date, Employee received a grant of RSUs (the “Exchange RSUs”) under the Plan in replacement of certain performance-based restricted stock previously granted by the Company on February 22, 2008;

WHEREAS, the Exchange RSUs are eligible to Vest (resulting in the issuance of the underlying Shares) if DST Output on a consolidated basis satisfies an established Goal and, with certain exceptions, Employee has continued Employment through the applicable Vesting Date;

WHEREAS, due to certain key strategic decisions made in the long term interests of maintaining service volumes and continuing significant customer relationships, it is unlikely that the Goal will be satisfied by the final eligible Vesting Date, absent certain adjustments by the Committee to the calculation of Goal attainment;

WHEREAS, the Committee wishes to deem the Goal satisfied and allow an amendment to the terms and conditions of the Exchange RSUs so that they will Vest for each respective Grantee only if, subject to certain exceptions set forth herein and in the RSU Agreement, the Grantee continues Employment until March 9, 2012 (“New Vesting Terms”); provided however, that the Committee is willing to take such action  only if all Grantees holding Exchange RSUs consent to amend their respective RSU Agreements to incorporate the New Vesting Terms (“Unanimous Consent”);

WHEREAS, Employee desires for the New Vesting Terms to apply to the Exchange RSUs granted to Employee and is therefore contributing to the Unanimous Consent and entering into this First Amendment, which shall be effective only upon achievement of Unanimous Consent.

The parties agree as follows:

1.             AMENDMENT CONDITIONS AND AMENDMENT DATE.

a.     This First Amendment shall be effective only upon, and as of the date of, achievement of Unanimous Consent (the “Amendment Date”).  If less than all of the Grantees holding Exchange RSUs agree to the terms and conditions of the First Amendment, this First Amendment will be void and have no affect on the Grantee, other recipients of the Exchange RSUs, the RSU Agreement or the Company.

b.     This First Amendment shall be accepted by Employee in the manner set forth in the email communication to Employee to which this First Amendment is attached.  For Unanimous Consent to occur, Employee and the other recipients of the Exchange RSUs must timely confirm acceptance of the terms and conditions of this First Amendment pursuant to the instructions in the email communication.

2.             AMENDMENT TO RSU AGREEMENT.

a.     Paragraphs 3(a), 3(b), 3(c) and 3(d) of the RSU Agreement and Appendix A to the RSU Agreement shall be deleted in their entirety.  Appendix A shall not be replaced and Paragraphs 3(a), 3(b), 3(c) and 3(d) shall be replaced with the following paragraphs:

3.             VESTING, FORFEITURE, AND SHARE ISSUANCE.

a.             [Intentionally Omitted.  All references to this Paragraph in this Agreement may be ignored.]

b.             Service Vesting.  Except as otherwise provided in Paragraph 3(d), the RSUs shall become Vested on the earlier of (i) March 9, 2012 or (ii) upon Employee’s death, Disability or Resignation for Good Reason following a Change in Control as provided in Paragraph 3(c).

c.             Other Vesting.

(i)            Effect of Death and Disability on Vesting.  Upon Employee’s death or Disability before March 9, 2012, a pro rata portion of the RSUs shall Vest.  The pro rata portion of the RSUs Vesting shall be determined by (A) dividing the RSUs by twenty-four (24) and then (B) multiplying the quotient obtained in (A) by the number of calendar months elapsed from January 1, 2010 to the date of Employee’s death or Disability.

(ii)           Effect of Resignation for Good Reason Following a Change in Control on Vesting. Upon a termination of Employment prior to March 9, 2012 in connection with a “Resignation for Good Reason” (as defined in Paragraph 3(h)) following a “Change in Control” (as defined in Paragraph 6(b)), a pro rata portion of the RSUs shall Vest.  The pro rata portion of the RSUs Vesting shall be determined by (A) dividing the RSUs by twenty-four (24) and then (B) multiplying the quotient obtained in (A) by the number of calendar months elapsed from January 1, 2010 to the date of the Resignation for Good Reason.

(iii)          Calculations.  The pro rata calculations set forth in this Paragraph 3(c) shall include the calendar month in which the Vesting event occurred only if the date of such event is subsequent to the 15th day of such month.  For any calculations in this Agreement that require the number of RSUs to be divided or for a designated percentage of the RSUs to Vest, if such number is not evenly divisible or an applied percentage would result in the issuance of a fractional Share, any fractional Share shall be rounded up to the next whole number and the Corporate Secretary’s office shall allocate the additional Shares(s) to the Vesting tranche.  In no event shall Vesting occur with respect to a number of RSUs that exceeds the original RSU grant amount.

d.             Forfeiture.  Forfeiture of RSUs shall occur under the circumstances set forth below. Upon any such forfeiture, under no circumstance will Company be obligated to make any payment to Employee, and no Shares shall be issued, as a result of such forfeited RSUs.  In addition to the forfeiture of all RSUs, upon forfeiture for “Cause” (as defined in Paragraph 3(h)) all Shares previously issued under this Agreement shall also be forfeited and transferred to Company as provided in Section 5.

(i)            Subject to the other provisions of this Section 3, all non-Vested RSUs shall be forfeited if Employee ceases Employment before March 9, 2012.  Employee is not deemed to have terminated Employment through, and the RSUs shall not be forfeited solely as a result of, any change in Employee’s duties or position or Employee’s temporary leave of absence approved by Company.

(ii)           Notwithstanding any other provision of this Agreement, Cause shall result in forfeiture of the RSUs and all Shares issued pursuant thereto.  Employee acknowledges and agrees that forfeiture for Cause can occur during any Original Delay Period or Extended Delay Period and prior or subsequent to any RSU Vesting or Share issuance.

b.     Subparagraph 3(h)(viii) shall be deleted in its entirety and replaced with the following:

(viii)                [Intentionally Omitted.]

Except as otherwise set forth in this Amendment, the RSU Agreement is not amended or otherwise modified in any respect and shall remain in full force and effect in accordance with the terms set forth therein.  Any election by Employee with respect to an Extended Issuance Delay or Retirement Installment election is not modified by this Amendment and shall continue to be operative in accordance with the terms and conditions of such election.